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               KAMAN MUSIC SELLS AMPLIFIER BUSINESS

BLOOMFIELD, Connecticut (June 27, 1997) - (NASDAQ:KAMNA) Kaman Music Corp., announced it has sold Trace Elliott Limited, its amplifier manufacturing business in Great Britain to three members of the Trace Elliott management team. The purchase price and terms were not disclosed.

Kaman Corp. announced in January that it was developing a plan to address its capital investment in the music business. As part of this process, management determined to close the Trace Elliott manufacturing operations and Kaman took a pre-tax charge of $15 million against first quarter earnings as a result. Subsequently, an offer to purchase the business was made by Trace's management group. Due to the sale, it is anticipated that somewhat less than the full $15 million charge will be utilized in closing out Kaman Music's interest in Trace Elliott, with the balance to be utilized for addressing other costs associated with Music's operations.

The new management of Trace Elliott said the sale will allow the company to continue to manufacture and distribute innovative, high quality amplifiers to the international music industry.

Kaman Music Corp. is a subsidiary of Kaman Corp., a widely diversified company that provides high technology products and services to U.S. and international commercial, industrial and defense markets.

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Contact:
J. Kenneth Nasshan
(860) 243-7319
Email: jkn-corp@kaman.com
Internet: http://www.kaman.com
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